    Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	Saleh Sagr, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Third Quarter Financial Results

•        The Company generated net sales of $61.1 million for the quarter and $155.8 million year-to-date

•        Income before income taxes of $10.9 million for the quarter and $21.1 million year-to-date

•        GAAP diluted earnings per share of $0.77 for the quarter and $1.49 year-to-date

•        Backlog of $148.9 million at October 31, 2025, compared to $138.1 million at January 31, 2025

THE WOODLANDS, TX, December 12, 2025 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the third quarter and fiscal year-to-date period ended October 31, 2025.

“For the three months ended October 31, 2025, net sales were $61.1 million, an increase of $19.5 million, or 46.9%, compared to $41.6 million in the same quarter of the prior year. Growth was driven by higher sales volumes in both the Middle East and North America. Gross profit was $21.0 million, up $6.9 million from $14.1 million last year, reflecting higher activity levels. Selling, general and administrative expenses increased to $8.3 million from $7.3 million, primarily due to higher payroll and professional fees, including approximately $0.5 million relating to Sarbanes-Oxley 404 compliance in connection with our transition from a small reporting company to an accelerated filer. The Company’s effective tax rate (“ETR”) was 27%, compared to 32% in the prior-year quarter, reflecting the impact of product mix in various tax jurisdictions. As a result, net income attributable to common stock was $6.3 million, an increase of $3.8 million, or 152.0%, compared to $2.5 million in the third quarter of fiscal 2024,” noted President and CEO Saleh Sagr.

“For the nine months ended October 31, 2025, net sales were $155.8 million, an increase of $42.4 million, or 37.4%, compared to $113.4 million in the prior-year period. The increase was primarily attributable to higher sales volumes in both the Middle East and North America. Gross profit was $52.2 million, compared to $38.1 million in the prior year period, reflecting increased activity levels during the current year. General and administrative expenses were $26.1 million, up from $19.5 million, due to higher payroll and professional fees, including approximately $1.0 million relating to Sarbanes-Oxley 404 compliance in connection with our transition from a small reporting company to an accelerated filer. This also includes a one-time compensation charge of approximately $2.0 million related to the departure of the previous CEO. The Company’s effective tax rate was 29%, compared to 28% in the prior-year period. The increase in the Company's tax rate was impacted due to product mix in various tax jurisdictions and as a result of a tax limitation relating to the one-time charge in connection with the previous CEO's departure. Net income attributable to common stock increased to $12.1 million, an increase of $4.9 million, or 68.1%, compared to $7.2 million in the same period of fiscal 2024,” Mr. Sagr commented.

President and CEO Saleh Sagr added: “As of October 31, 2025, our backlog totaled $148.9 million, representing an increase of $10.8 million, or 7.8%, compared with the $138.1 million reported as of January 31, 2025. Our current backlog levels continue to demonstrate substantial growth; in particular, backlog at the end of the third fiscal quarter of 2025 reflects an increase of more than 30% over the backlog recorded at the end of the prior year’s third quarter. This expansion is evident across both North America and the MENA region, underscoring the sustained strength of demand for our solutions.”

“As of October 31, 2025, our year-to-date revenues approximate the revenues reported for the full-year fiscal 2024. Current year-to-date net income attributable to common stock was $12.1 million, an increase of $3.1 million, or 34.4%, compared to approximately $9.0 million in fiscal 2024. The fact that year-to-date net income has exceeded full-year fiscal 2024 results with one quarter remaining in fiscal 2025 reflects continued operational and financial improvement. In addition, net income attributable to common stock for the three and nine months ended October 31, 2025, represents the highest level of earnings since the Company’s transition from MFRI to Perma-Pipe in 2017,” Mr. Sagr continued.

“We have continued to experience solid financial performance, supported by sustained activity in our core markets and improved operating leverage. Our operations in the Middle East and North America delivered strong results, further evidencing the ongoing strengthening of our global platform. This performance is reflected in our quarterly and year-to-date results as well as in the growth of our backlog. These results also align with our strategic initiatives, including our investment in the new Qatar facility, which has secured more than $5.0 million in awards scheduled for execution during the remainder of the year. We remain focused on driving profitable growth and enhancing our competitive position within the markets we serve,” Mr. Sagr concluded.

Third Quarter Fiscal 2025 Results

Net sales were $61.1 million and $41.6 million in the three months ended October 31, 2025 and 2024, respectively.  The increase of $19.5 million was a result of increased sales volumes in the Middle East and in North America.

Gross profit was $21.0 million and $14.1 million in the three months ended October 31, 2025 and 2024, respectively. The increase of $6.9 million was driven primarily by increased volume of activity in the quarter.

General and administrative expenses were $8.3 million and $7.3 million in the three months ended October 31, 2025 and 2024, respectively. The increase of $1.0 million was mainly due to higher payroll expenses and, to a lesser extent, professional fees in the quarter.

Selling expenses were $1.3 million and $1.2 million in the three months ended October 31, 2025 and 2024, respectively. The increase of $0.1 million was due to higher payroll expense in the quarter.

Net interest expense remained consistent and was $0.5 million in the three months ended October 31, 2025 and 2024, respectively.

The Company's ETR was 27% and 32% in the three months ended October 31, 2025 and 2024, respectively. The lower ETR for the three months ended October 31, 2025 is due to the mix of income and loss in various jurisdictions.

Net income attributable to common stock was $6.3 million and $2.5 million in the three months ended October 31, 2025 and 2024, respectively. The increase of $3.8 million was mainly due to increased sales activity in the quarter, and better project execution.

Fiscal 2025 Year-to-Date Results

Net sales were $155.8 million and $113.4 million in the nine months ended October 31, 2025 and 2024, respectively.  The increase of $42.4 million was a result of increased sales volumes in the Middle East and in North America.

Gross profit was $52.2 million and $38.1 million in the nine months ended October 31, 2025 and 2024, respectively. The increase of $14.1 million was driven primarily by increased volume of activity.

General and administrative expenses were $26.1 million and $19.5 million in the nine months ended October 31, 2025 and 2024, respectively. The increase of $6.6 million was due to higher payroll expenses and professional fees. This includes a one-time charge due to an acceleration of certain executive compensation expense as a result of a departure from the organization.

Selling expenses remained consistent and were $3.5 million and $3.8 million in the nine months ended October 31, 2025 and 2024, respectively. The decrease of $0.3 million was primarily attributable to lower payroll expenses.

Net interest expense was $1.3 million and $1.5 million in the nine months ended October 31, 2025 and 2024, respectively. The decrease of $0.2 million was the result of an overall reduction in interest rates during the current year.

The Company's ETR was 29% and 28% in the nine months ended October 31, 2025 and 2024, respectively. The change in the ETR is due to the mix of income and loss in various jurisdictions.

Net income attributable to common stock was $12.1 million and $7.2 million in the nine months ended October 31, 2025 and 2024, respectively. The increase of $4.9 million was mainly due to increased sales volumes and better project execution during the current year.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at fourteen locations in seven countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's fiscal year ends on January 31. Years, results, and balances described as 2025, 2024, an 2023 are for the fiscal year ended January 31, 2026, 2025, and 2024, respectively.

Additional information regarding the Company's financial results for the three and six months ended  October 31, 2025, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended  October 31, 2025, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
Net sales	$61,148	$41,563	$155,796	$113,397
Gross profit	21,005	14,086	52,151	38,077

Total operating expenses	9,602	8,500	29,672	23,214

Income from operations	11,403	5,586	22,479	14,863

Interest expense	497	468	1,318	1,489
Other expense	6	50	72	156
Income before income taxes	10,900	5,068	21,089	13,218

Income tax expense	2,986	1,615	6,058	3,692
Net income	$7,914	$3,453	$15,031	$9,526
Less: Net income attributable to non-controlling interest	1,599	962	2,913	2,303
Net income attributable to common stock	$6,315	$2,491	$12,118	$7,223

Earnings per share attributable to common stock
Basic	$0.78	$0.31	$1.51	$0.91
Diluted	$0.77	$0.31	$1.49	$0.90

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31, 2025	January 31, 2025
ASSETS
Current assets	$151,576	$108,802
Long-term assets	65,409	56,439
Total assets	$216,985	$165,241
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$86,301	$54,063
Long-term liabilities	30,696	28,073
Total liabilities	116,997	82,136
Non-controlling interests	14,235	10,967
Stockholders' equity	85,753	72,138
Total liabilities and equity	$216,985	$165,241

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADJUSTED INCOME BEFORE TAX

(In thousands)

(Unaudited)

The following information contains a reconciliation of the non-GAAP financial measure of adjusted income before income tax and income before tax prepared in accordance with generally accepted accounting principles ("GAAP") for the three and nine months ended October 31, 2025 and 2024, respectively. This reconciliation is intended to provide investors with useful information in evaluating the Company's performance. Adjusted income before tax includes certain adjustments as identified below. This measure is not considered an alternative to income before tax or other financial measures of performance that are prepared in accordance with GAAP. The Company believes that the exclusion of certain items from income before tax allows investors to more effectively evaluate the Company's operating performance and identify trends that might not be apparent due to the variability and infrequent nature of these items. In addition, the Company believes this measure provides meaningful information to investors when comparing results between periods and performance with respect to the Company's peers.

Adjustments made for certain items are further described as follows: (i) one-time charge in connection with the acceleration of executive compensation; (ii) other non-recurring charges. As a result of these adjustments, some items that affect income before tax may not be comparable to similar measures of other companies.

The following table provides a reconciliation of the GAAP and non-GAAP financial measure:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
Income before income tax (GAAP as reported)	$10,900	$5,068	$21,089	$13,218
Acceleration of certain executive compensation	-	-	2,018	-
Other one-time charges	-	-	88	-
Adjusted income before tax	$10,900	$5,068	$23,195	$13,218

Perma-Pipe International Holdings, Inc.
Saleh Sagr, President and CEO

Perma-Pipe Investor Relations
847.929.1200
investor@permapipe.com